EXHIBIT 4.1

FIRST AMENDMENT TO TENTH SUPPLEMENTAL INDENTURE
FIRST AMENDMENT TO TENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 13, 2016, between TANGER PROPERTIES LIMITED PARTNERSHIP, a limited partnership duly organized and existing under the laws of North Carolina (the “Issuer”), having its principal executive office located at 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, and U.S. BANK NATIONAL ASSOCIATION (as successor in interest to State Street Bank and Trust Company), a national banking association having a corporate trust office at One Federal Street, 10th Floor, Boston, MA 02110 as successor trustee under the Original Indenture (as defined below) (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture, dated as of March 1, 1996 (the “Original Indenture”), as amended and supplemented by the tenth supplemental indenture, dated as of August 8, 2016, between the Issuer and the Trustee (the “Tenth Supplemental Indenture” and the Original Indenture, as amended and supplemented by the Tenth Supplemental Indenture, the “Indenture”), providing for the issuance of $250,000,000 aggregate principal amount of 3.125% Senior Notes due 2026 (the “Initial Notes”);
WHEREAS, Section 1.4(f) of the Tenth Supplemental Indenture provides that the Issuer may, from time to time, without the consent of the Holders, create and issue further securities having the same terms and conditions as the Initial Notes in all respects, except for issue date and issue price, and such securities shall be consolidated with and form a single series with the Initial Notes;
WHEREAS, the Issuer desires to execute and deliver this Supplemental Indenture for the purpose of issuing $100,000,000 in aggregate principal amount of its 3.125% Senior Notes due 2026 (the “New Notes” and together with the Initial Notes, the “Notes”), having the same terms and conditions as the Initial Notes in all respects, except for the issue date and issue price;
WHEREAS, upon the issuance of the New Notes, the aggregate principal amount of the outstanding Notes, which will include the New Notes and the Initial Notes, will be $350,000,000.
NOW THEREFORE, to comply with the provisions of the Indenture and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
1.Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture; provided that the definition of “Notes” in the Tenth Supplemental Indenture is hereby amended to refer to the New Notes in addition to the Initial Notes.

2.Additional Notes.  The aggregate principal amount of New Notes to be issued pursuant to this Supplemental Indenture is $100,000,000. The New Notes will have the same terms and conditions as the Initial Notes in all respects, except for issue date and issue price. The issue date of the New Notes will be October 13, 2016. The issue price of the New Notes will be 98.962% of the principal amount thereof, plus accrued interest from and including August 8, 2016 to but excluding the issue date of the New Notes, plus accrued interest, if any, from the issue date of the New Notes. Interest on the New Notes will accrue from August 8, 2016, and the first Interest Payment Date of the New Notes will be March 1, 2017. The Initial Notes and the New Notes shall be consolidated and form a single series for all purposes under the Indenture (as amended by this Supplemental Indenture) and the New Notes will be fungible with the Initial Notes.

3.Registration and Form of Additional Notes. The New Notes will be issuable as registered securities as provided in Section 1.3 of the Tenth Supplemental Indenture and will be substantially in the form of the Initial Notes as set forth in Exhibit A to the Tenth Supplemental Indenture. The New Notes will be issued and may be transferred only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

4.Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and instruments entered into and, in each case, performed in said state. This Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, that are required to be part of this Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

5.Counterparts.  This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

6.Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

7.The Trustee.  Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

8.Ratification of Indenture; Supplemental Indenture part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the date first above written.

TANGER PROPERTIES LIMITED PARTNERSHIP,
as ISSUER

			By:	Tanger GP Trust, as General Partner

			By:	/s/ James F. Williams
Name: James F. Williams
Title: Vice President and Treasurer
Attest:

/s/ Chad D. Perry
Name:	Chad D. Perry
Title:	Vice President and Secretary

[Signature Page to the Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION,
as TRUSTEE

By:	/s/ Carolina D. Altomare
Name: Carolina D. Altomare
Title: Vice President

[Signature Page to the Supplemental Indenture]